Exhibit 10.79

MODIFICATION OF COMMERCIAL PROMISSORY NOTE
AND RELATED DOCUMENTS

THIS MODIFICATION OF COMMERCIAL PROMISSORY NOTE AND RELATED DOCUMENTS is made this 23rd day of December 2016, by and between OrangeHook, Inc., a corporation organized and existing under the laws of the State of Minnesota (hereinafter referred to as the "Maker"), and MEZ Capital, LLC, a limited liability company organized and existing under the laws of the State of Minnesota (hereinafter referred to as the "Holder") (the Maker and the Holder are hereinafter collectively referred to as the "Parties").

RECITALS

A.	On July 26, 2016, Maker executed and delivered to Holder a Commercial Promissory Note (the "Note") in the original principal amount of $500,000.00;

B.	The obligations of Maker under the Note were guaranteed by the following:

(a)	A Guaranty dated July 25, 2016, given by 2000 Robert, LLC ("2000 Robert"), a limited liability company organized and existing under the laws of the State of Minnesota (the "2000 Guaranty").

(b)	A Guaranty dated July 25, 2016, given by Whitney Peyton (the "Peyton Guaranty").

(c)	A Guaranty dated July 26, 2016, given by Murray R. Klane (the "Klane Guaranty").

(d)	A Guaranty dated July 26, 2016, given by James L. Mandel (the "Mandel Guaranty").

C.
The obligations of 2000 Robert under the 2000 Guaranty are secured by a Mortgage and Security Agreement, and Fixture Financing Statement dated July 25, 2016, executed by 2000 Robert in favor of Holder (the "Mortgage"), which Mortgage was recorded in the Office of the County Recorder in and for Dakota County, Minnesota on August 11, 2016 as document number 3143485 (the "Guaranty Mortgage");

D.	The Note matures on December 23, 2016; and

E.	Maker and Holder are desirous of extending the Maturity Date of the Note on the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties do hereby agree as follows:

1.	Maker shall pay Holder on the date hereof $75,000.00, said amount representing earned but unpaid interest on the Note through and including December 23, 2016.

2.	Maker shall pay Holder an additional discount fee of $7,500.00 on the date hereof, said amount representing the discount fee for the first extension as set forth in paragraph 3(c) below.

3.	The Note shall be modified as follows:

(a)
The Maturity Date and the Note shall be extended for a forty-five (45) day period. This 45-day period shall commence on December 24, 2016 and end on February 7, 2017. This 45-day period shall hereinafter be referred to as the "First Extension Period." The interest for the First Extension Period shall be a stated amount of $22,500.00 for any or all of said 45-day period. Said interest shall be payable at the end of the First Extension Period unless Maker extends the Maturity Date for the Second Extension Period, as that term is defined in paragraph 3(b) below, then said interest shall be payable at the end of the Second Extension Period.

(b)
Maker shall have the right to extend the Note for an additional 45-day period commencing on the 8th day of February 2017 and ending on the 25th day of March 2017.  This second 45-day period shall hereinafter be referred to as the "Second Extension Period." The interest for the Second Extension Period shall be a stated amount of $22,500.00 for all or any part of the Second Extension Period. The Maturity Date of the Note shall be the last day of the First Extension Period, at which time the entire unpaid principal balance of the Note together with the stated interest in the amount of $22,500.00 shall be payable in full, provided however, if during said First Extension Period Maker notifies Holder in writing of its intent to extend the Note for the Second Extension Period, then the Maturity Date shall be the last day of the Second Extension Period, at which time the entire unpaid principal balance of the Note together with the stated amount of interest for the First Extension Period of $22,500.00 and the stated amount of interest for the Second Extension Period in the amount of $22,500.00 shall be payable in full. The notice to extend the Note beyond the last day of the First Extension Period must be made in writing and accompanied with a payment of $7,500.00 for the discount points for the Second Extension Period. This notice and the accompanying $7,500.00 must be received by Holder prior to the last day of the First Extension Period.

(c)
Maker shall have the right to prepay the principal balance to the Note together with any interest due thereon at any time provided however, the full amount of the stated interest for the period in which such prepayment is made shall be fully earned.

4.	The Note and all related documents referred to herein shall remain unchanged except for as specifically set forth herein.

5.	Maker hereby represents and warrants to Holder:
a.
No Material Adverse Contract Provision.  The execution, delivery, and performance of the this agreement will not violate any provision of law or, to the knowledge of Maker, result in the breach of or constitute a default under any indenture or loan, credit, or other agreement or instrument to which the Maker  is a party, or by which it or its assets are bound or affected or result in the creation or imposition of any lien, charge, or encumbrance of any nature upon any of its assets contrary to the terms of any such agreement or instrument.

b.
Authority.  This agreement constitutes the legal, valid, and binding obligation of the Maker enforceable in accordance with its terms, and no other person is required to execute this agreement to make the same the legal, valid, and binding obligation of the Maker enforceable in accordance with its terms.

c.
No Litigation.  To the Maker's knowledge, there is no suit, action, or proceeding pending or threatened against or affecting the Maker  before or by any court, arbitrator, administrative agency or other governmental authority which, if adversely determined, would materially and adversely affect its assets, operations, condition (financial or otherwise), or the validity of any of the transactions contemplated by this agreement, or the ability of the Maker  to perform its obligations hereunder or as contemplated hereby.

d.
No Consent Required.  No consent, approval, or authorization of or permit or license from any registration with, or notice to any federal or state regulatory authority, or any third party is required in connection with the making or performance of this agreement or any document or instrument related hereto or, if so required, the Maker has consented to obtain such consent, approval, authorization, permit, or license.

e.
No Material Default.  The Maker is not in default of a material provision under any material agreement, instrument, decree, or order to which it is a party or to which its property is bound or affected.

5.
Maker hereby acknowledges that the Note is in full force and effect and, that as of the date hereof, it has an unpaid principal balance in the amount of $500,000.00 and that Maker has no offset or defenses to the enforcement of said Note.

6.	Should the terms of this Modification of Commercial Promissory Note and Related Documents contradict or differ from the terms of the Note, the terms of this Modification shall control.

7.
This Modification of Commercial Promissory Note and Related Documents is made and executed under the laws of the State of Minnesota and is intended to be governed by the laws of said state.  Any action brought to enforce the terms of this Note shall be venued in a court of competent jurisdiction in the State of Minnesota.

8.
This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same Agreement. This Agreement may be executed by facsimile or electronic signatures.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the year and date first above written.

MAKER	HOLDER
OrangeHook, Inc.	MEZ Capital, LLC

By: /s/ James Mandel	By: /s/ Richard Morris

Its: Chief Executive Officer	Its: Manager